EIGHTH AMENDMENT

TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS EIGHTH AMENDMENT dated as of November 20, 2013, to the Transfer Agent Servicing Agreement (the “Agreement”) dated as of March 25, 2010, as amended August 25, 2010, August 25, 2011, November 14, 2011, November 16, 2012, January 15, 2013, February 27, 2013 and August 21, 2013, is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Section 13. Term of Agreement; Amendment shall be superseded and replaced with the following Section 13.

13. Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect through December 31, 2014. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated (i) by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party or (ii) by the Trust within 5 days after it receives notification from USBFS of an increase in costs pursuant to Section 6 hereof. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Trustees. The provisions of this Section 13 shall also apply to Exhibit C and Exhibit D.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

(signatures on the following page)

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IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Ronald R. Redell	By:	/s/ Michael R. McVoy

Name: Ronald R. Redell		Name: Michael R. McVoy

Title: President		Title: Executive Vice President

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